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Exhibit 14.1

Code of Business Conduct

INTRODUCTION

        The reputation and integrity of Penn National Gaming, Inc. and its subsidiaries (the "Company") are valuable assets that are vital to the Company's success. This Code of Business Conduct ("Code") covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers and directors of the Company (collectively referred to as "employees"). All of our employees, officers and directors are responsible for conducting the Company's business in a manner that demonstrates a commitment to the highest standards of integrity and, accordingly, we must all seek to avoid even the appearance of improper behavior.

        No code of conduct can replace the thoughtful behavior of an ethical employee. The purpose of this Code is to

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  focus employees on areas of ethical risk,

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  provide guidance to help employees to recognize and deal with ethics issues,

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  provide mechanisms for employees to report unethical conduct,

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  foster among employees a culture of honesty and accountability, and

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  ensure protection against retaliation for employees who engage in conduct encouraged by this Code.

        Dishonest or illegal conduct will constitute a violation of this Code, regardless of whether the conduct is specifically addressed in the Conduct section of the Code.

        The Company's Board of Directors and Company management have designated John deGrasse to be the Chief Compliance Officer (the "Chief Compliance Officer") for the implementation and administration of the Code. The Chief Compliance Officer can be reached at 610-373-2400. In addition, each property has a compliance officer (the "property compliance officer") who will assist the Chief Compliance Officer with the implementation and administration of this Code.

        Questions regarding the application or interpretation of the Code of Conduct are inevitable. Employees should feel free to direct questions to the Chief Compliance Officer or their property compliance officer. The Chief Compliance Officer is also responsible for conducting or directing the investigation of alleged Code violations under procedures adopted by the Audit Committee of the Board. The Chief Compliance Officer will report to the Audit Committee of the Board on a quarterly basis on matters such as suspected violations of the Code, status of inquiries and investigations, requested waivers to the Code and enforcement of the Code.

REPORTING VIOLATIONS

A. Reporting Violations

        The Company expects employees who observe, learn of, or, in good faith, suspect a violation of the Code, to immediately report the violation to the Chief Compliance Officer or the property compliance officer. All managers and supervisors are required to enforce this Code and are not permitted to condone violations. Reported violations will be investigated and addressed promptly. The investigation will be handled discreetly and appropriately, and the information will be disclosed to others only on a need to know basis and as required by law. An employee who violates the Code may be subject to disciplinary action, up to and including termination of employment depending on the severity of the violation. Except as described below, the investigations of the alleged Code violations shall be handled by the Chief Compliance Officer in conjunction with other Company personnel.

        The Company recognizes the potentially serious impact of a false accusation. Employees are expected as part of the ethical standards required by this Code to act responsibly in reporting violations. Making a complaint without a good faith basis is itself a violation of the Code. Any employee who makes a complaint in bad faith will be subject to disciplinary action (refer to Policy #716—Progressive Discipline).

B. Special Procedures for Reporting/Investigating Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

        A special procedure exists for the good faith reporting of suspected violations of this Code arising out of questionable accounting, internal accounting controls or auditing matters. These topics include alleged violations concerning full and fair reporting of the Company's financial condition. In these cases, an employee has the right to submit a complaint in a confidential, anonymous manner or with his or her name to the Company's Audit Committee by way of the Chief Compliance Officer. The complaint should be made in written form and provide sufficient information so that a reasonable investigation can be conducted. The complaint should be addressed to the Chief Compliance Officer, Penn National Gaming, Inc., PO Box 7054, Wyomissing, PA 19610. Investigations involving this specific subject matter shall be handled by the Chief Compliance Officer and overseen by the Audit Committee of the Board of Directors pursuant to approved guidelines.

C. Prohibition on Retaliation

        Employees who report violations or suspected violations in good faith, as well as those who participate in investigations, will not be subject to retaliation of any kind. If you believe a Company employee has retaliated against you resulting from your written report, you may file a written complaint against that Company employee.

        Retaliation is defined as the use of authority or influence for the purpose of interfering with or discouraging a report of a violation of the Code or an investigation of an alleged Code violation. Types of retaliation include, but are not limited to, (1) carrying out or threatening to carry out any punishment; or (2) implementing or approving any adverse personnel action (including but not limited to, transfer assignment, performance evaluation, suspension, demotion, termination, or other disciplinary action).

        A complaint of retaliation must be filed under the existing Company complaint resolution procedures (refer to Policy 718—Problem Resolution) or grievance procedures with a copy sent to the Chief Compliance Officer and the Corporate Vice President of Human Resources. If the retaliation complainant is an applicant for employment or any employee who does not have a complaint resolution procedure available for some other reason, the complainant may file the complaint with the Corporate Vice President of Human Resources.

D. Waivers

        Requests for a waiver of a provision of the Code must be submitted in writing to the Compliance Officer. For conduct involving an executive officer, senior financial officer or Board member, only the Board of Directors has the authority to waive a provision of the Code. No waiver may be given if such a waiver would violate applicable law or stock exchange regulation.

        In the event of an approved waiver involving the conduct of an executive officer or Board member, appropriate and prompt disclosure must be made to the Company's shareholders as required by applicable law or stock exchange regulation.

Statements in the Code of Conduct to the effect that certain actions may be taken only with "Company approval" mean that two executive officers or the Board must give prior approval before the proposed action may be taken.

E. Other Company Policies

        This Code should be read in conjunction with the Company's other policy statements addressing dishonest, illegal or unethical conduct, such as the timekeeping, insider trading, harassment, and drug and alcohol policies. All employees will receive a copy of the Code. The Conduct section of the Code (below) describes certain improper conduct specifically prohibited by the Code. However, each employee must bear in mind that the conduct listed below is not intended to be a comprehensive list of such conduct.

CONDUCT

A. Violations of Law

        A variety of government laws, rules and regulations apply to the Company and its operations, and some carry criminal penalties. These laws include, without limitation, gaming and pari-mutuel regulations, anti-trust laws, securities laws, workplace discrimination laws, workplace safety laws, drug laws and privacy laws. Examples of criminal violations of the law include: stealing, violence in the workplace, illegal trading of Company stock, bribes and kickbacks, embezzling, misapplying corporate or customer funds, using threats, physical force or other unauthorized means to collect money; making a payment for an expressed purpose on the Company's behalf to an individual who intends to use it for a different purpose; or making payments, whether corporate or personal, that is intended to improperly influence the judgment or actions of political candidates or government officials in connection with any of the Company's activities. In sum, employees must obey all applicable laws. The Company must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate and address as appropriate, non-criminal violations.

B. Conflicts of Interest

        Generally, a conflict of interest occurs when an employee's or an employee's family or personal interest interferes with, has the potential to interfere with, or appears to interfere with the interests or business of the Company. A conflict of interest can occur or appear to occur in a wide variety of situations including those described below. Any conflict or potential conflict must be disclosed to the Company in advance of the transaction or situation involving the conflict.

1.     Personal Interest in a Transaction

        Employees have an obligation to conduct business within guidelines that prohibit actual or potential conflicts of interest. This policy establishes only the framework within which the Company wishes the business to operate. The purpose of these guidelines is to provide general direction so that employees can seek further clarification on issues related to the subject of acceptable standards of operation. Contact the Chief Compliance Officer for more information or questions about conflicts of interest.

        An actual or potential conflict of interest occurs when an employee is in a position to influence a decision that may result in a personal gain for that employee or for a relative as a result of the Company's business dealings or in a situation making it difficult for the employee to perform their duties. For the purposes of this policy, a relative is any person who is related by blood or marriage, or whose relationship with the employee is similar to that of persons who are related by blood or marriage.

        No "presumption of guilt" is created by the mere existence of a relationship with outside firms. However, if employees have any influence on transactions such as purchases, contracts, or leases, it is imperative that the employee discloses such actual or potential conflicts to the Chief Compliance Officer or the property compliance officer as soon as possible so that safeguards can be established to protect all parties.

        Personal gain may result not only in cases where an employee or relative has a significant ownership in a firm with which the Company does business, but also when an employee or relative receives any kickback, bribe, substantial gift, or special consideration as a result of any transaction or business dealings involving the Company. The receipt of a gift in excess of $250 in value must be reported to the Chief Compliance Officer or a property compliance officer.

2.     Outside Activities/Employment

        An employee may hold a job with another organization as long as he or she satisfactorily performs his or her job responsibilities with the Company. All employees will be judged by the same performance standards and will be subject to the Company's scheduling demands, regardless of any existing outside work requirements.

        If the Company determines that an employee's outside work interferes with performance or the ability to meet the requirements of the Company as they are modified from time to time, the employee may be asked to terminate the outside employment if he or she wishes to remain with the Company.

        Any outside activity, including employment, should not reduce the time and attention employees devote to their corporate duties, should not adversely affect the quality or quantity of their work, and should not make use of Company equipment, facilities, or supplies, or imply (without the Company's approval) the Company's sponsorship or support. In addition, under no circumstances are employees permitted to compete with the Company or take for themselves or their family members business opportunities that belong to the Company that are discovered or made available by virtue of their positions at the Company. Outside employment will present a conflict of interest if it has any adverse impact on the Company.

3.     Civic/Political Activities

        Employees are encouraged to participate in civic, charitable or political activities so long as such participation does not reduce the time and attention they are expected to devote to their company-related duties. Such activities are to be conducted in a manner that does not involve the Company or its assets or facilities, and does not create an appearance of Company involvement or endorsement (except with written approval of the Company).

4.     Loans to Employees

        The Company will not make loans or extend credit to or for the personal benefit of officers or directors, except as permitted by law. Loans or guarantees may be extended to other employees only with Audit Committee approval. For clarity, the advancement of funds for approved Company business, such as travel advances, is permitted.

C. Proper Use of Company Assets

        Company assets, such as information, materials, supplies, intellectual property, facilities, software, and other assets owned or leased by the Company, or that are otherwise in the Company's possession, may be used only for legitimate business purposes. The personal use of Company assets, without Company approval, is prohibited.

D. Delegation of Authority

        Each employee, and particularly each of the Company's officers, must exercise due care to ensure that any delegation of authority is reasonable and appropriate in scope, and includes appropriate and continuous monitoring.

E. Handling Confidential Information and Public Communication

        Employees should observe the confidentiality of information that they acquire by virtue of their positions at the Company, including information concerning customers, marketing strategy, technical information, suppliers, competitors, and other employees, except where the Company approves disclosure or the disclosure is otherwise legally mandated. Special sensitivity is accorded to financial information, which should be considered confidential except where the Company approves disclosure, or the disclosure is otherwise legally mandated. Some employees may be required to sign a non-disclosure agreement. Only designated employees may speak to third parties, such as the media, on behalf of the Company. The obligation to preserve the confidentiality of Company information continues even after employment or affiliation with the Company ends.

F. Employees Who Handle or Have Access to Financial Information

        In addition to any other applicable laws dealing with financial information, financial reporting, internal accounting controls, auditing matters or public disclosure, the Company requires that any employees involved in financial reporting, internal accounting controls, auditing or public disclosure or with access to such information follow the highest ethical standards, including the following guidelines:

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  Act with honesty and integrity and avoid violations of the Code, including actual or apparent conflicts of interest with the Company in personal and professional relationships.

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  Disclose to the Chief Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to any violations of the Code, including actual or apparent conflicts of interest with the Company.

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  Provide the Company's other employees, consultants, and advisors with information that is accurate, complete, objective, relevant, timely, and understandable.

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  Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Company's periodic reports and in other public communications.

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  Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts.

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  Respect the confidentiality of information acquired in the course of Company work. Confidential information acquired in the course of Company work must not be used for personal advantage.

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  Proactively promote ethical behavior among peers in your work environment.

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  Achieve responsible use of and control over all assets and resources employed or entrusted to you.

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  Record or participate in the recording of entries (such as expenses, billing information, and hours worked) in the Company's books and records information that is accurate to the best of your knowledge.

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  Not fraudulently induce, coerce, manipulate, or mislead any independent auditor or accountant.

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  Report to the Chief Compliance Officer any dishonest, unethical, or misleading conduct that could impact the accuracy of the Company's financial reporting.

G. Insider Trading

        The stock of our Company is publicly traded. As a result, a number of laws regulate the purchase and sale of Company stock by employees, officers and directors. Employees who have access to confidential Company information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business and in strict conformance with all applicable laws and SEC regulations. All non-public information about the Company should be considered confidential information (especially financial projections and results, mergers and acquisitions discussions, marketing strategies, and legislative developments). To use non-public information for your own personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also a potential violation of civil and criminal law (which may include fines and imprisonment). If you have any questions concerning the purchase or sale of Company stock, please consult the General Counsel or the Treasurer.

H. Payments to Government Personnel

        The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company's General Counsel can provide guidance to you in this area.

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  Exhibit 14.1